EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Vicon Industries, Inc.:

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-7892, 33-34349, 33-90038, 333-30097, 333-71410, 333-116361 and 333-146749) and Form S-2 (No. 333-46841) of Vicon Industries, Inc. and subsidiaries of our report dated December 22, 2008, relating to the consolidated balance sheets as of September 30, 2008 and 2007, and the related consolidated statements of operations, shareholders’ equity and cash flows and related schedule for each of the three years ended September 30, 2008, which report appears in the September 30, 2008 annual report on Form 10-K of Vicon Industries, Inc.

/s/ BDO Seidman, LLP

Melville, New York
December 22, 2008